EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS,

                             RIGHTS AND PREFERENCES

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                            EXECUTIVE TELECARD, LTD.

                  --------------------------------------------
                             Pursuant to Section 151
                         of the General Corporation Law
                            of the State of Delaware
                  ---------------------------------------------

          The undersigned DOES HEREBY CERTIFY that, pursuant to the authority contained in Article IV of the Restated Certificate of Incorporation of Executive TeleCard, Ltd., a Delaware corporation (the "Corporation"), and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has authorized the creation of Series B Convertible Preferred Stock having the designations, rights and preferences as are set forth in Exhibit A hereto and made a part hereof and that the following resolution was duly adopted by the Board of Directors of the
Corporation:

          RESOLVED, that a series of authorized Preferred Stock, par value $.001 per share, of the Corporation be, and it hereby is, created; that the shares of such series shall be, and


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they hereby are, designated as "Series B Convertible  Preferred Stock;" that the number of shares constituting such series shall be, and it hereby is, 500,000; and that the designations, rights and preferences of the shares of such series are as set forth in Exhibit A attached hereto and made a part hereof.

          IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and attested to by its Secretary this ____ day of __________, 1998.


                                    EXECUTIVE TELECARD, LTD.

                                    By:_________________________________________
[SEAL]                              Name: Christopher J. Vizas
                                    Title:President

ATTEST:


___________________________
Name:  W.P. Colin Smith
Title: Secretary




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                                                                       EXHIBIT A

                      SERIES B CONVERTIBLE PREFERRED STOCK

          The following sections set forth the powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Corporation's Series B Convertible Preferred Stock, par value $.001 per share ("Series B Preferred"). Capitalized terms used herein are defined in Section 6 below.

          Section 1. Voting Rights.

          Except as otherwise provided herein or as required by law, the Series B Preferred shall vote with the shares of the Common Stock of the Corporation (and each other class of stock so voting), and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred shall be entitled to such number of votes as shall be equal to 25% of the number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred are convertible pursuant to Section 5 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, rounded up to the nearest whole number; provided, however, that the Series B Preferred shall not have any voting rights in connection with a Shareholder Approval (as defined below).

          Section 2. No Redemption.

          Series B Preferred shall not be redeemable.

          Section 3. Dividend Rights.

          Except as otherwise provided herein or as required by law, holders of Series B Preferred shall be entitled to receive dividends only when and as declared by the Corporation's Board of Directors with respect to Series B Preferred, only out of funds that are legally available therefor and only in the event that the Corporation at the same time declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property). In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) on or prior to the Adjustment Date, other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common




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Stock  issuable  upon  conversion  of the  Series  B  Preferred  had  all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          Section 4. Liquidation Rights.

          Upon any Liquidation, after the payment of the full liquidation preference of any series of preferred stock senior to the Series B Preferred, the holders of Series B Preferred shall be entitled to participate in distributions to holders of the Common Stock (along with each other class of stock with similar rights) such that the holders of Series B Preferred receive aggregate distributions equal to the amounts that such holders would have received if the Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation.

          Section 5. Conversion.

          The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common
Stock:

          5A. Optional Conversion. At any time and from time to time after the issuance thereof, subject to and in compliance with the provisions of this
Section 5, any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock (provided, that if the Adjustment Date has occurred but the Determination Date has not occurred, the Corporation may postpone any conversion of Series B Preferred until the Determination Date, but then shall take appropriate steps to put each holder of Series B Preferred who exercised such holder's right to convert Series B Preferred shares prior to the Determination Date in the same economic position as if such conversion had occurred on the date of exercise and the Common Stock received upon such conversion held until the Determination
Date). The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 5B) by the number of shares of Series B Preferred being converted.

          5B. Series B Conversion Rate.

          (i) Conversion Rate Formula. The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the product of (i) five (5), multiplied by (ii) the quotient obtained by dividing $8.00 by the applicable "Series B Market Factor" (determined as provided in Section 5B(ii)); provided, however, that the Conversion Rate shall not exceed four (4) unless and until the Shareholder Approval (as defined below) has been obtained.




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          (ii) Series B Market Factor. The Series B Market Factor shall mean the following: (A) if the Market Price is less than or equal to $3.33-1/3 as of the Adjustment Date, the Series B Market Factor shall equal $3.33-1/3; (B) if the Market Price is greater than $3.33-1/3 but less than $8.00 as of the Adjustment Date, the Series B Market Factor shall equal the Market Price; and (C) if the Market Price is greater than or equal to $8.00 as of the Adjustment Date, the
Series  B  Market   Factor   shall  equal   $8.00;   provided,   however,   that
notwithstanding clauses (A), (B) and (C) of this Section 5B(ii), if Series B Preferred is converted prior to the Adjustment Date (whether by the holder or
automatically   pursuant  to  Section  5F(i)),  or  if  the  Target  Achievement
Percentage (as defined in the Side Letter) equals zero (0), the Series B Market Factor shall equal $8.00.

          (iii) Adjustment. The Series B Conversion Rate shall be subject to adjustment pursuant to Section 5C.

          5C. Adjustment for Stock Splits and Combinations, Common Stock Dividends and Distributions. If the Corporation shall at any time or from time to time after the date of the initial issuance of Series B Preferred (the "Original Series B Issue Date") effect a subdivision of the outstanding Common Stock, the Series B Conversion Rate in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Series B Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Rate in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          If the Corporation at any time or from time to time after the Original Series B Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a divided or other distribution payable in additional shares of Common Stock, in each such event the Series B Conversion Rate that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Rate then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Rate shall be recomputed accordingly as of the close of business on such




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record  date and  thereafter  the Series B  Conversion  Rate  shall be  adjusted pursuant to this Section 5C to reflect the actual payment of such dividend or distribution.

          5D. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Series B Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred after such transaction to the end that the provisions of this Section 5 (including adjustment of the Series B Conversion Rate then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable. In the case of any reorganization, merger or consolidation in which the Corporation is not the surviving entity, the Corporation shall not consummate the transaction unless the entity surviving such transaction assumes all of the Corporation's obligations hereunder.

          If at any time or from time to time after the Original Series B Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares o stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Series B Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

          5E. Notices.

          (i) Immediately upon any adjustment of the Series B Conversion Rate other than as contemplated in Section 5B, the Corporation shall




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give written notice thereof to all holders of Series B Preferred,  setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) Upon (A) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any reorganization, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Liquidation, the Corporation shall mail to each holder of Series B Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger or Liquidation is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger or Liquidation.

          5F. Automatic Conversion. Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Rate, on the earliest to occur of (i) the first date as of which the Market Price is $8.00 or more for any 15 consecutive trading days during any period in which Series B Preferred is outstanding and
(ii) the date that is 30 days after the later of the Determination Date and the date any required Shareholder Approval is received.

          5G. Mechanics of Conversion.

          (i) Optional Conversion. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and a certificate representing any Series B Preferred shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall




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be treated for all purposes as the record  holder of such shares of Common Stock on such date.

          (ii) Automatic Conversion. Upon the occurrence of the event specified in Section 5F, the outstanding shares of Series B Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B Preferred at the office of the Corporation or any transfer agent for the Series B Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, each certificate formerly representing shares of Series B Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

          5H. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion. Notwithstanding the foregoing, in the event that any holder converts shares of Series B Preferred ten times within any one year period, the Corporation shall not be obligated to pay any cash amount for fractional shares upon any subsequent conversion(s) by such holder during such year, but may withhold the fractional share(s) and aggregate such fractional share(s) with any additional fractional share(s) issuable to such holder during such year, and pay the cash (if any) required by this section for any fractional shares remaining after such aggregation at the end of such year.

          5I. Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the shares of Series B Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          5J. Payment of Taxes. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

          Section 6. Definitions.

          "Adjustment Date" means the date that is 12 months after the date of the closing of the merger of a wholly-owned subsidiary of the Corporation into IDX pursuant to the Merger Agreement.

          "Closing Price" of each share of Common Stock or other security means the composite closing price of the sales of the Common Stock or such other security on all securities exchanges on which such security may at the time be listed (as reported in The Wall Street Journal), or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices of the Common Stock or such other security on all such exchanges at the end of such day, or, if such security is not so listed, the closing price (or last price, if applicable) of sales of the Common Stock or such other security in the Nasdaq National Market (as reported in The Wall Street Journal) on such day, or if such security is not quoted in the Nasdaq National Market but is traded over-the-counter, the average of the highest bid and lowest asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization.

          "Common Stock" means, collectively, the Corporation's common stock, par value $.001 per share; and if there is a change such that the securities issuable



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upon  conversion  of Series B Preferred  are issued by an entity  other than the
Corporation or there is a change in the class of securities so issuable, then the term "Common Stock" shall mean the shares of the security issuable upon conversion of Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Corporation" means Executive TeleCard, Ltd. a Delaware corporation.

          "Determination Date" means the date (following the Adjustment Date) on which the Corporation has determined the Series B Conversion Rate as of the Adjustment Date and mailed written notice thereof to each holder of record of Series B Preferred.

          "IDX" means IDX International, Inc., a Virginia corporation.

          "Liquidation" means the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, however, that neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a Liquidation.

          "Market Price" means (i) if the Common Stock is listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market throughout the period of 15 consecutive trading days consisting of the day as of which the Market Price is being determined and the 14 consecutive trading days prior to such day (the "Pricing Period"), the Closing Price of the Common Stock averaged over the 15 consecutive trading constituting the Pricing Period, or (ii) if the Common Stock is not listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market throughout the Pricing Period, the fair value of the Common Stock determined by agreement between the Corporation and the holders of a majority of the outstanding Series B Preferred or, if they are unable to reach agreement within a reasonable period of time, the fair value of the Common Stock as determined by an independent appraiser selected by the Corporation (which appraiser may be the Corporation's investment banker, and the fees and expenses of such appraiser shall be borne by the Corporation), which determination shall be final and binding upon the Corporation and the holders of the outstanding Series B Preferred.

          "Merger Agreement" means the Agreement and Plan of Merger dated as of June 10, 1998 by and among the Corporation, IDX and the stockholders of IDX.

          "Series B Preferred" means the Corporation's Series B Convertible Preferred Stock, par value $.001 per share.

          "Shareholder Approval" means any approval of stockholders of the Corporation which may be required, in the reasonable determination of the Corporation upon advice of its counsel, under the rules or regulations of the Nasdaq Stock Market, as in effect at the applicable time, with respect to the issuance of 20% or more of the Common Stock in connection with the acquisition of IDX.

          "Side Letter" means the side letter, dated as of June 10, 1998 by and among the Corporation, IDX and stockholders of IDX, which sets forth the procedure for calculating the Target Achievement Percentage.

          Section 7. Amendment and Waiver.

          No amendment, modification or waiver of any of the terms or provisions of the Series B Preferred shall be binding or effective without the prior approval (by vote or written consent) of the holders of a majority of the Series B Preferred then outstanding. Any amendment, modification or waiver of any of the terms or provisions of the Series B Preferred with such approval, whether prospective or retroactively effective, shall be binding upon all holders of Series B Preferred.

          Section 8. Registration of Transfer.

          The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Preferred shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Preferred shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          Section 9. Replacement.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Preferred shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 10. Notices.

          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed (i) if to the Corporation, to its principal executive offices, and (ii) if to stockholders, to each holder of record at the address of such holder appearing on the books of the Corporation.